NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 09, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 29, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective on December 29, 2022, each share of Class A common stock and Warrants, each to purchase one share of Class A common stock, of Sitio Royalties Corp. (OLD) was automatically converted into one (1) share of Sitio Royalties Corp. (NEW) Class A common stock, and Warrants, each to purchase one share of Class A common stock on a share for share basis respectively. This Form 25 is only for the removal from listing on the Exchange of the Class A common stock, and Warrants, each to purchase one share of Class A common stock of Sitio Royalties Corp. (OLD) and not a termination of the registration of the Class A common stock, and Warrants, each to purchase one share of Class A common stock of Sitio Royalties Corp. (NEW) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 29, 2022.